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                                                                    EXHIBIT 10.1
                   AMERICAN TELECONFERENCING SERVICES, LTD.
                             EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT is made and entered into by and between AMERICAN TELECONFERENCING SERVICES, LTD. a Missouri corporation (the "Company"), and THEODORE P. SCHRAFFT (the "Employee"), as of January 1, 2000 (the "Effective Date").

                             BACKGROUND STATEMENT

     The Company is engaged in the business of designing, developing, marketing, selling and provisioning audio, video and data conferencing services (the "Conferencing Business") within the United States and various countries around the world. The Employee is currently an employee of the Company and has substantial knowledge of the Company's business; the Company considers it to be in its best interest to enter into this Agreement with the Employee; and the Employee is willing to render such services to the Company in accordance with the provisions of this Agreement.

     THEREFORE, in consideration of and reliance upon the foregoing Background Statement and the representations, warranties and covenants contained in this Agreement, the Company and the Employee agree to the following:

                                     TERMS

     Section 1. Duties. The Company hereby employs the Employee as President of the Company. The Employee will have the powers, duties and responsibilities from time to time assigned to him by the President of Premiere Technologies, Inc. ("Premiere"). The Employee will be the Chief Operating Officer of the Company and his duties will include those normally associated with the Chief Operating Officer of a corporation, including day-to-day management responsibility for the operations of the Company, subject to the direction and control of the President of Premiere. In the event of a Sale of the Company (as defined below), the term "President of Premiere" will be replaced with "the Company's Board of Directors." The Employee will devote substantially all of his business time to faithfully and industriously perform his duties and promote the business and best interests of the Company. The Employee's duties hereunder are to be performed at Premiere's corporate offices located in Atlanta, Georgia; provided, however, the Employee will be required to spend as much time as necessary at the Company's corporate offices in Colorado Springs, Colorado and its operations center in Lenexa, Kansas in order to carry out his duties hereunder.

     Section 2.  Compensation.

     Section 2.1. Base Salary. During the term of the Employee's employment under this Agreement, the Company will pay the Employee an annual base salary of $225,000.00, payable in accordance with the Company's payroll practices. Effective as of
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the first pay period in April of each year during the term of this Agreement, starting in April 2000, the Employee shall receive an increase in his base salary equal to five percent (5%) of the previous year's base salary.

     Section 2.2. Bonus Compensation. In addition to his base salary, the Employee will be entitled to such annual bonus compensation as mutually agreed upon in writing by the Company and the Employee. The Employee has been paid a bonus of $67,000.00 for 1999.

     Section 2.3. Special Bonus. In the event that all or substantially all of the stock or assets of the Company are disposed of, through a sale, merger or otherwise, on or before September 30, 2000 (a "Sale of the Company"), the Employee will be entitled to a special bonus in the amount of $112,500.00, one-half (1/2) of which will be payable by the Company within thirty (30) days after the closing of such sale and one-half (1/2) of which will be payable within one hundred eighty (180) days after the closing of such sale, or such shorter period of time as agreed to by the Company and the Employee, provided that the second one-half (1/2) of such special bonus shall not be paid to the Employee unless he is an employee of the Company or one of its affiliates on the payment date, unless he has been terminated by the Company without Cause (as defined below) or the Employee has terminated his employment with Adequate Justification (as defined below), in which case the special bonus shall be paid to the Employee within thirty (30) days following the date of his termination.

     Section 2.4. Employee Benefits. During the term of his employment under this Agreement, the Employee will be entitled to participate in all employee benefit programs, including pension and profit-sharing plans, and any medical, health, dental, disability and other insurance programs generally available to employees of the Company.

     Section 2.5. Reimbursement of Expenses. The Company will reimburse the Employee, in accordance with the Company's policies, for all reasonable expenses incurred by the Employee in performing his duties hereunder.

     Section 2.6. Vacation. The Employee will be entitled to three (3) weeks paid vacation annually in accordance with the Company's policies.

     Section 2.7. Automobile Allowance. During the term of his employment under this Agreement, the Company will pay the Employee a monthly automobile allowance of $1,000.00, payable in accordance with the Company's standard payroll practices.

     Section 3. Term of Employment. Subject to Section 4 hereof, the Employee's initial term of employment under this Agreement will begin on the Effective Date and will expire on December 31, 2003. The initial term of employment will automatically renew for an additional one-year period upon the foregoing expiration, and thereafter upon the expiration of any renewal term provided by this Section 3, unless the Company or the

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Employee provides written notice to the other party at least ninety (90) days prior to the expiration date that such party does not want this Agreement to renew.

     Section 4.  Termination of Employment.

     Section 4.1. Automatic Termination. The Employee's employment hereunder will terminate automatically upon the death of the Employee.

     Section 4.2.    Termination by the Company.

          (a) The Company may terminate the Employee's employment under this Agreement for "Cause," which shall consist of any of the following: (i) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or any of its subsidiaries (including harm to the business reputation of the Company or any of its subsidiaries); (ii) the indictment of the Employee for the commission or perpetration of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the breach by the Employee of any material term or covenant of this Agreement and such breach is not cured, if it is susceptible to cure, within thirty (30) days following receipt of notice from the Company setting forth the allegations of Cause; or (iv) the failure of the Employee to devote substantially all of his business time to the Company's business and affairs as provided in Section 1 hereof.

          (b) If the Company terminates the Employee's employment under this Agreement without Cause either before a Sale of the Company, or more than twenty-four (24) months after the Sale of the Company, the Employee will be entitled to receive (i) severance pay equal to one hundred percent (100%) of the Employee's annual base salary in effect on the date of termination (the "Termination Date"), plus (ii) the cost of the Employee's COBRA coverage over the twelve (12) month period following the Termination Date, both payable in accordance with the Company's payroll practices over such 12-month period; provided, that if the expiration date of this Agreement as provided in Section 3 hereof (the "Expiration Date") is less than twelve (12) months after the Termination Date, then the Employee will be entitled to receive (A) severance pay equal to a pro rata portion of the Employee's annual base salary in effect on the Termination Date determined by multiplying such base salary by a fraction equal to (y) the number of days between the Termination Date and the Expiration Date divided by (z) 365, plus (B) the cost of the Employee's COBRA coverage over the period starting on the Termination Date and ending on the Expiration Date, both payable in accordance with the Company's payroll practices over the period starting on the Termination Date and ending on the Expiration Date. Such COBRA coverage shall be the same as was in effect on the Termination Date.

          (c) If, during the twenty-four (24) month period following a Sale of the Company, the Employee's employment with the Company is terminated (i) by the

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Employee with "Adequate Justification" or (ii) by the Company for any reason other than Cause, the Employee will be entitled to receive (A) severance pay equal to two hundred percent (200%) of the Employee's annual base salary in effect on the Termination Date, plus (B) the cost of the Employee's COBRA coverage over the twelve (12) month period following the Termination Date, both payable in accordance with the Company's payroll practices over such 12-month period. Such COBRA coverage shall be the same as was in effect on the Termination Date. For purposes of this Agreement, "Adequate Justification" means a material breach by the Company of this Agreement, including, without limitation, a reduction in the Employee's base salary or bonus compensation, a significant change to the Employee's title, powers, duties or responsibilities (including, without limitation, his reporting relationships), or a significant change in his working conditions (including, without limitation, the requirement that he perform his duties at a corporate headquarters outside of the Atlanta, Georgia area), or the failure by the Company to make any payments due to the Employee hereunder, and such breach is not cured by the Company within thirty
(30) days following receipt of written notice from the Employee, which notice specifies in reasonable detail the events which the Employee believes constitute Adequate Justification.

     Section 4.3. Termination by the Employee. The Employee may terminate his employment under this Agreement by giving the Company at least thirty (30) days prior written notice.

     Section 4.4. Compensation Upon Termination. In the event the Company terminates the Employee's employment hereunder for any reason other than Cause, or if the Employee terminates his employment pursuant to Section 4.2(c) or 4.3, the Company will pay to the Employee, in addition to any amounts payable pursuant to Section 4.2, his accrued base salary through the termination date and a pro rata portion of any bonus earned by the employee with respect to the calendar year in which the termination occurs, which will be paid within a reasonable period of time after the amount of his bonus is determined. In the event the Company terminates the Employee's employment hereunder for Cause, the Company will pay to the Employee his accrued base salary through the termination date, but the Employee will not be entitled any bonus compensation with respect to the calendar year in which termination occurs, including any bonus compensation that has been earned but not paid as of the termination date.

     Section 5.  Restrictive Covenants.

     Section 5.1. Prohibited Activities. During the Restricted Period (as defined below), the Employee will not, directly or indirectly, for the Employee's own account or for or on behalf of any other person or entity, whether as an officer, director, employee, partner, principal, joint venturer, consultant, investor, shareholder, independent contractor or otherwise:

          (a) Noncompetition. Perform, within the United States, executive management, sales or administrative services for or on behalf of any business or other

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entity in competition with the Conferencing Business, it being expressly acknowledged that the Employee has performed and will continue to perform services on behalf of the Company throughout the United States.

          (b) Nonsolicitation. Solicit business in competition with the Conferencing Business, from any (i) customers of the Company who were customers of the Company at the time of the termination of the Employee's employment, or
(ii) entities or individuals who were customers of the Company during the one
(1) year period preceding such termination with whom the Employee had any contact (defined as direct or indirect influence over any goodwill generated with such customer either through the Employee's communications with such customer or by virtue of the Employee's status as a key employee of the Company), or (iii) prospective customers of the Company who, within two (2) years prior to such termination, had been solicited by the Company and where the Employee supervised or participated in any way in such solicitation activities.

          (c) Nonrecruitment. Solicit or induce, or attempt to solicit or induce, any of the Company's employees, consultants, clients, customers, vendors, suppliers or independent contractors to terminate their relationship with the Company or to establish a relationship with a competitor of the Company.

          (d) Nondisparagement. Speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business or reputation of the Company.

For purposes of this Agreement, the Restricted Period will be a period beginning on the Effective Date and continuing for a period of one (1) year after the termination or expiration of the Employee's employment hereunder, regardless of the reason for such termination or expiration. The foregoing notwithstanding, the Employee may own up to five percent (5%) of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, of any corporation engaged in competition with the Company so long as the Employee does not otherwise (i) participate in the management or operation of any such business in such a manner as to be engaged in competition with the Company, or
(ii) violate any other provision of this Agreement. The Employee understands and agrees that, by virtue of the Employee's position with the Company, the Employee will have substantial access to and impact on the goodwill, confidential information and other legitimate business interests of the Company, and therefore will be in a position to have a substantial adverse impact on the Company's business interests should the Employee engage in activities in violation of the restrictive covenants of this Section 5.1. The Employee acknowledges that the Company is materially relying upon the Employee's compliance with the terms of this Section 5.1 and that the Employee's covenants herein are material to the Company's ongoing operations. The Employee further acknowledges that the Employee's adherence to the restrictive covenants set forth in this Section 5.1 is also an important and substantial part of the consideration that the Company is receiving under this Agreement, and agrees that the restrictive covenants in this Section 5.1 are enforceable in all respects. The Employee consents to the entry of injunctive relief to

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enforce such covenants, in addition to such other relief to which the Company may be entitled by law.

     Section 5.2.  Trade Secrets.

          (a) The Employee agrees to maintain in strict confidence, and not use or disclose except pursuant to written instructions from the Company, any Trade Secret (as defined below) of the Company, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the acts or omissions of the Employee.

          (b) The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties hereunder, not to use or disclose any Confidential Business Information (as hereinafter defined) during his employment hereunder and for a period of one (1) year thereafter.

          (c) Upon termination of his employment, the Employee shall leave with the Company all business records, contracts, calendars, telephone lists, rolodexes, and other materials or business records relating to the Company, its business or customers, including all physical and electronic copies thereof, whether or not the Employee prepared such materials or records himself; provided that the Employee shall have the right to retain any personal property (including personal records) maintained at the Company's offices or otherwise.

          (d) The Employee may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring him (in his legal counsel's reasonable opinion) to do so, provided that the Employee shall first have notified the Company in writing of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Company to seek an appropriate protective order.

          (e) "Trade Secret" shall mean any information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Business Information" shall mean any nonpublic information of a competitively sensitive nature, other than Trade Secrets, acquired by the Employee, directly or indirectly, in connection with the Employee's employment, including (without limitation) oral and written information concerning the Company's financial positions and results of operations (revenues, margins, assets, net

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income, etc.)), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information.

     Section 5.3. Remedies. In the event the Employee violates or threatens to violate the provisions of this Section 5, the parties acknowledge and agree that damages at law will be an insufficient remedy and that the Company will be entitled to equitable relief in addition to any other remedies or rights available to the Company, and no bond or security will be required in connection with such equitable relief.

     Section 5.4. Counterclaims. The existence of any claim or cause of action the Employee may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 5, but the failure to assert such claim or cause of action shall not be deemed to be a waiver of such claim or cause of action.

     Section 5.5. Company. For purposes of this Section 5, "Company" shall include the Company and all of its direct and indirect subsidiaries, parents and affiliates and any predecessors and successors of the Company.

     Section 5.6. Modification. The Employee and the Company agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of this Section 5, including the definition of the terms "Conferencing Business," "Trade Secrets" and "Confidential Business Information," to reflect changes in the Company's business and affairs so that the scope of the limitations placed on the Employee's activities by this Section 5 accomplish the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when embodied in a written document signed by the Employee and the Company. This Section 5 shall survive any termination of this Agreement.

     Section 6.  Ownership of Employee's Work

     Section 6.1. Company Developments. The Employee hereby assigns to the Company all of the Employee's right, title and interest (including, without limitation, the right to file and prosecute applications for domestic and foreign letters patent and to have issued such letters patent) in any and all Company Developments. "Company Developments" means any Development that (a) is conceived, completed or reduced to practice during the Employee's employment with the Company solely or jointly by the Employee, or created wholly or in part by the Employee, whether or not such Development is patentable, copyrightable or susceptible to other forms of protection, and (b)(i) relates to the actual or anticipated business, research or development of the Company, (ii) results from any work the Employee does using any equipment, facilities, materials, trade secrets or personnel of the Company, or (iii) is suggested by or results from any task assigned to the Employee or work performed by the Employee for or on behalf of the Company. "Development" means any idea, invention, discovery,

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improvement, innovation, design of a useful article (whether the design is ornamental or otherwise), computer program and related documentation, and other work of authorship.

     Section 6.2. Works Made for Hire. The Employee acknowledges that all writings and works of authorship, including, without limitation, works that contain software program codes, that the Employee makes or conceives, alone or with others, during the period of time the Employee is employed by the Company and that relate in any way to the actual or then-prospective business of the Company or its subsidiaries or affiliates are works made for hire and the property of the Company, including, without limitation, copyrights on those writings and works of authorship and the right to file and prosecute applications for domestic and foreign letters patent and to have issued such letters patent with respect to such writings and works of authorship.

     Section 6.3. Copyrights. The Employee hereby assigns to the Company all the Employee's right, title, and interest of any kind, and nature in and to all copyrights, copyright licenses, and copyright interests of every kind and nature, and any and all renewals and extensions thereof that may be secured under all laws now or hereafter in force and any and all causes of action heretofore accrued or which may hereafter accrue in the Employee's favor for infringement of such copyrights, copyright licenses, and copyright interests that the Employee makes or conceives, alone or with others, during the period of time in which the Employee is employed by the Company, and that relate in any way to the actual or then-prospective business of the Company or its subsidiaries or affiliates, whether or not published, to the full extent of such rights.

     Section 7. Compliance With Other Agreements. The Employee represents and warrants to the Company that he is free to enter this Agreement and that the execution of this Agreement and the performance of his obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Employee is a party or may be bound.

     Section 8. Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

     Section 9. Waiver. A waiver by a party to this Agreement of any breach of this Agreement by the other party will not operate or be construed as a waiver of any other breach or a waiver of the same breach on a future occasion. No delay or omission by either party to enforce any rights it may have under this Agreement will operate or be construed as a waiver.

     Section 10. Amendment. This Agreement may not be amended or modified except by a writing signed by both parties.

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     Section 11.  Headings. The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

     Section 12. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

     Section 13. Number and Pronouns. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and neuter genders.

     Section 14. Assignment; Binding Effect. Neither this Agreement nor any right or interest hereunder shall be assignable by either the Employee or the Company without the other party's prior written consent; provided, however, that nothing in this Section 14 shall preclude (i) the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, administrators, executors, successors and assigns.

     Section 15. Arbitration. Any dispute between the parties shall be resolved through binding arbitration conducted by the American Arbitration Association under the rules then in effect. The parties agree that any arbitration proceeding shall be conducted in Atlanta, Georgia and hereby consent to jurisdiction and venue there. The predominately nonprevailing party, as determined by the arbitrator(s), shall pay the reasonable attorneys' fees and other expenses of the predominately prevailing party in any such arbitration or resulting litigation.

     Section 16. Entire Agreement. With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto except as embodied herein.

     Section 17. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law.

     Section 18. Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, three (3) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by

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overnight delivery service to the recipient at the following address, or to such other address as to which the other party subsequently shall have been notified in writing by such recipient:

     If to the Company:

     American Teleconferencing Services, Ltd.
     3399 Peachtree Road
     The Lenox Building
     Suite 600
     Atlanta, GA  30326
     Attention:  Jeffrey A. Allred

     With a copy to (which shall not constitute notice):

     Premiere Technologies, Inc.
     3399 Peachtree Road
     The Lenox Building
     Suite 600
     Atlanta, GA  30326
     Attn:  Chief Legal Officer

     If to the Employee:

     Theodore P. Schrafft
     570 Kearny Street
     Alpharetta, GA 30022


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                         AMERICAN TELECONFERENCING SERVICES, LTD

                         By: /s/ Patrick G. Jones
                             ---------------------------------
                         Its: Executive Vice President
                              ---------------------------------
                         EMPLOYEE
                         /s/ Theodore P. Schrafft
                         -------------------------------------
                         Theodore P. Schrafft

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